Exhibit 21.1

Subsidiaries of Las Vegas Sands Corp.

Legal Name	State or Other Jurisdiction of Incorporation or Organization
Grand Canal Shops Mall MM Subsidiary, Inc.	Nevada
Grand Canal Shops Mall Subsidiary, LLC	Delaware
Interface Employee Leasing, LLC	Nevada
Interface Group-Nevada, Inc.	Nevada
Las Vegas Sands (Ibrox) Limited	United Kingdom
Las Vegas Sands (Murrayfield) Limited	United Kingdom
Las Vegas Sands (Reading) Limited	United Kingdom
Las Vegas Sands (Sheffield) Limited	United Kingdom
Las Vegas Sands (Stoke City) Limited	United Kingdom
Las Vegas Sands (Sunderland City) Limited	United Kingdom
Las Vegas Sands (UK) Limited	United Kingdom
Las Vegas Sands (Wolverhampton Limited)	United Kingdom
Las Vegas Sands, Inc.	Nevada
Lido Casino Resort Holding Company, LLC	Delaware
Lido Casino Resort MM, Inc.	Nevada
Lido Casino Resort, LLC	Nevada
Lido Intermediate Holding Company, LLC	Delaware
Mall Intermediate Holding Company, LLC	Delaware
Phase II Mall Holding, LLC	Nevada
Phase II Mall Subsidiary, LLC	Delaware
Sands Pennsylvania, Inc.	Delaware
Venetian Casino Resort, LLC	Nevada
Venetian Cotai Limited	Macau
Venetian Far East Limited	Hong Kong
Venetian Global Holdings Limited	Cayman Islands
Venetian Hotel Operations LLC	Delaware
Venetian Macau Development Limited	Macau
Venetian Macau Finance Company	Cayman Islands
Venetian Macau Limited	Macau
Venetian Marketing, Inc.	Nevada
Venetian Operating Company LLC	Nevada
Venetian Resort Development Limited	Cayman Islands
Venetian Transport LLC	Delaware
Venetian Venture Development Intermediate I	Cayman Islands
Venetian Venture Development Intermediate II	Cayman Islands
Venetian Venture Development Intermediate Limited	Cayman Islands
Venetian Venture Development, LLC	Nevada
Venetian Zhuhai Development Limited	Peoples Republic of China
V-HK Services Limited	Hong Kong
VI Limited	Aldnerney, Channel Islands
Yona Venetian LLC	Delaware